Exhibit 99.1

väsamedTM [Optical Sensors Incorporated d.b.a. väsamed] (OTC BB:OPTL.OB) designs, licenses, manufactures and distributes products that can be used by your doctor – right in the office - to identify whether your heart and blood vessels are healthy. väsamed’s products and technology are focused on measuring critical cardiovascular information and include The AcQtracTM System [FDA approved with CE Mark] and its proprietary HeartPrintTM technology to monitor heart function, SensiLaseTM Microvascular Assessment System [FDA approved with CE Mark] to measure capillary health , and Tissue Carbon Dioxide Technologies, including CapnoProbe™ [FDA approved], to monitor tissue wellness. These FDA and CE mark-approved products enable väsamed to participate in a $2.3 billion market opportunity.

Some Background Information about Your Heart and Blood Vessels

Your heart and your blood vessels as well as your lungs are part of your circulatory system. Like the other muscles in your body, your heart and your blood vessels need oxygen to live and work. The blood vessels that deliver blood to your heart muscle are the coronary arteries. Someone you know may have heart disease or coronary artery disease (CAD). A person with CAD has at least one coronary artery that’s clogged and isn’t letting all of the blood through to the heart. This may mean a variety of things. It could mean that your heart can’t pump out as much blood as is normal or that it has to work harder to accomplish it. Your heart is obviously important to your overall health since outside your heart, blood delivers oxygen and nutrients to the rest of your body and carries away waste products to end organs for processing e.g. carbon dioxide to the lungs for exhalation. The blood vessels outside of your heart make up the peripheral vascular system. Just like coronary arteries, peripheral arteries can become clogged and slow blood flow to vital areas, such as your brain, your kidneys, your legs and even your toes. As a result, these parts of your body don’t get the oxygen they need. Frequently, this problem is not confined to one artery but may involve arteries in other areas as well. This problem is called peripheral artery disease (PAD). Over time, these conditions create more and more work for the heart and can lead to Heart Failure.

People can have CAD and PAD both at the same time. This is called Cardio (heart) Vascular (vessel) Disease or CVD. Some of the conditions that cause CVD include diabetes, high blood pressure, emphysema, congestive heart failure, extreme obesity, kidney disease and heavy smoking.

Cardio Vascular Disease Facts

•	FACT: CVD is the #1 killer of women & men in the United States

•	FACT: More women die of CVD than breast cancer annually

•	FACT: Two of three people with diabetes die from heart or vessel disease

•	FACT: CVD accounted for 38.5% of deaths or 1 of every 2.6 deaths in the U.S. in 2001.

Sources: 2004 American Heart Association and American Diabetes Association

About väsamed’s Products, Sales & Market Opportunity

The AcQtrac and SensiLase Systems are products that help doctors to monitor Cardiovascular Disease and - in general – to understand a patient’s circulatory system condition and how well a patient is responding to treatment. These products are non-invasive which means no blood, no needles and no pain. Equally important is the fact that väsamed’s products are small and simple to use so there is no need for expensive equipment, separate test facilities or special technical certification training.

AcQtracTM Cardiovascular () Monitor and the Heart Print™

•	The AcQtracTM Cardiovascular Monitor and its patented HeartPrintTM is a non-invasive diagnostic system that provides basic heart health information. The AcQtrac Monitor is useful both outside and inside the hospital. Examples of ideal outpatient settings include: to Heart Failure Clinics, Internal Medicine practices and Private Office Cardiology. Examples of ideal inpatient settings include: Emergency Departments Critical Care Monitoring, and Pediatric Cardiology.

•

How Does AcQtrac Work? This system is very familiar to physicians since its use is much like that of an electrocardiogram (ECG) which most of us see every day on television medical shows. An ECG is used to show problems with the electrical contraction of the heart. Patches, called “electrodes”, are placed in various positions on a patient’s body. Similarly, with AcQtrac, four patches are placed on the patient. One is placed on the forehead, one at the base of the neck, one on the ribcage directly under the armpit and one just above the hip. From these patches, impedance signals are collected and sent to a small instrument where väsamed’s proprietary Cardiac Amplifier Technology converts the signals about the mechanical contraction of the heart into parameters such as cardiac output, thoracic fluid volume and systemic vascular resistance and also creates a HeartPrint™ waveform image of a patient’s heart function. We call this a “cardiovasculogram”. Knowing these parameters and having the HeartPrint™ available in the office can mean prompt diagnosis of a patient’s heart condition that can lead to earlier treatment and potentially delay the onset of some symptoms. In-office testing with AcQtrac also allows the doctor to potentially use the results from diagnostic tests to determine the severity of the heart problem, how best to treat a condition and/or to decide if a treatment is effective. An atlas showing HeartPrint™ wave forms for a variety of heart conditions, including different types of heart failure and arrhythmias has been compiled and is available to physicians using AcQtrac to aid in their diagnosis of a patient’s heart function. The HeartPrint atlas will be continually expanded and incorporated into väsamed’s products and literature in a variety of ways in order to provide our customers with easy access to reference HeartPrint signatures. To have this much information available in the office is obviously very important. Since it is as easy to gather as other information currently available in the doctor’s office (i.e. medical history, the patient’s described symptoms, heart sounds). AcQtrac provides the opportunity to have objective and valuable information available within minutes and importantly, within one appointment.

•	AcQtrac is FDA cleared-to-market and utilizes a technique to capture information that improves the accuracy and reliability of the technology used to create its measurements (impedance cardiography). Due to the increase in microprocessor speeds and a better understanding of the heart cycle, measuring cardiovascular parameters using via impedance cardiography has become a widely accepted diagnostic and monitoring tool in the clinical environment. The use of AcQtrac to help diagnose and treat suspected heart failure is reimbursable under CPT #93701.

•	AcQtrac will improve the accessibility of important Cardiovascular Disease testing right in the physicians’ office or any point-of-care location where cardiovascular information could be useful.

•	AcQtrac is the only system of its kind to provide a HeartPrint™ diagnostic waveform. This helps to provide more reliable diagnosis similar to that described by this actual case study.

Patient “A” came in for routine office visit because she was feeling tired. Her physician prescribed antidepressants since Patient A had recently been widowed and it was the holiday season, so it was natural to assume that she was simply tired. An AcQtrac study was on-going at this office so Patient A was fitted with AcQtrac electrodes and then her heart health was briefly monitored. Analysis of the AcQtrac revealed that Patient A had an abnormal heart rate & low cardiac function. Upon seeing this, Patient A’s physician ordered a 24-hour Holter monitor in order to make a better diagnosis.

FACT: Women have less typical signs of heart disease: pain in upper back, jaw, neck; shortness of breath; fatigue or weakness; flu-like symptoms; anxiety or discomfort. NB Merz WISE Study ACC March 6, 2004

FACT: AcQtrac halted the initial and potentially misleading diagnosis of depression, reversed the plan for anti-depressants and prompted follow-up study.

SensiLase Skin Perfusion Pressure (SPP) System

•	väsamed’s SensiLase Skin Perfusion Pressure (SPP) System is used in wound care, diabetic care and peripheral vascular disease centers around the world.

•	How Does SensiLase SPP Work? Making a Skin Perfusion Pressure measurement involves a very simple procedure that is much like getting your blood pressure checked. A cuff is wrapped around either the big toe, around the foot or above the ankle. A small laser Doppler sensor is underneath the cuff. As the cuff automatically inflates and deflates, the sensor information is displayed on a computer screen. Within three minutes, a print out provides information that will let your doctor know what is going on with blood flow in your smallest vessels in your toes and feet - your micro circulation. This is very useful for diabetic patients who have open sores and infections on their feet that will not heal. Knowing the condition of the micro circulation can mean the difference between deciding to amputate a toe or foot, and continuing with medical treatment.

•	SensiLase SPP is an FDA cleared-to-market device for the $30 million wound healing assessment market. SensiLase SPP contributed $1.2 million to väsamed’s sales in 2005 and is anticipated to provide more than $ 4 million in net revenues for 2006.

•

The market for SensiLase SPP is growing. The wound management market is principally comprised of patients with foot ulcers. It is estimated that foot ulcers affect 15% (2.4 million) of all diabetics in the United States (16 million). Five percent of patients with diabetes undergo toe or foot amputation secondary to chronic open sores on their feet. On average there are 34,000 toe amputations a year.

SensiLase SPP provides customers with quantitative and reliable prediction of wound healing, is user-friendly and can be used in a wider variety of vascular disease conditions with less pain and more reliability than conventional technology. Beyond this market, SensiLase SPP may be found useful for the much larger Peripheral Artery disease (PAD) screening market which is thought to be $200 million in the U.S. where 8.4 million persons over age 40 have PAD and are mostly unaware of the seemingly harmless symptoms such as leg cramps, numbness or tingling in the foot or toes, changes in skin color or temperature or infections and sores that do not heal well or at all. The SensiLase SPP system software will be upgraded in 2006 to allow measurement of blood flow with new disposable sensors.

•	The use of SensiLase SPP is reimbursed under CPT Codes # 93922 and 93923 that permit physicians and other users to get paid for SensiLase procedures through Medicare and private-pay insurance.

•	Faster, easier to use, less prone to user error and reliable, SensiLase SPP allows clinicians to determine a course of therapy or options for patients in their office without expensive equipment, costly lab credentialing or specialized personnel.

Tissue Carbon Dioxide Technologies & the CapnoProbeTM Sublingual CO2 System*

•	CapnoProbe is a non-invasive way to measure sublingual (under the tongue) tissue carbon dioxide, a measure of tissue wellness. This measurement has been shown to be useful in deciding if there are problems with blood flow and oxygen to tissue. The CapnoProbe Sublingual CO2 system is useful in Emergency Room, General Ward, and Intensive Care Unit or in any setting where rapid assessment of overall blood flow and tissue health is required.

•	How Does CapnoProbe Work? The CapnoProbe is placed under the tongue much like an oral temperature thermometer. It must be held firmly in place under the tongue for about a minute until the measurement is complete. A sensor in the end of the probe measures the carbon dioxide in the sublingual tissue and this information is transmitted up the probe to a hand-held instrument where a tissue carbon dioxide number is displayed.

•	Nellcor licensed a single application of CapnoProbe from väsamed in 2001 and launched the product commercially in 2003. Nellcor positioned

CapnoProbe as a “spot-check” measurement to be used as an early warning of overall - or systemic - blood flow problems for the early detection of shock. This indicator precedes other conventional warning signs like heart rate, temperature or blood pressure. Under the contracts with Nellcor, väsamed manufactured sensors until late 2003 when manufacturing of sensors was transferred to Nellcor’s facility in Tijuana, Mexico.

•	Nellcor had problems in August 2004 with bacterial contamination of the CapnoProbe sensors that occurred at the Mexican facility and had to initiate a recall of the product. None of the sensors manufactured by väsamed were involved in the recall. Nellcor did not elect to re-establish commercial sales of CapnoProbe and ultimately determined to terminate the license, and sell all manufacturing equipment and an inventory of CapnoProbe monitoring devices (not sensors) back to väsamed for 175,000 shares of väsamed common stock.

•	Since reacquiring the rights licensed to Nellcor, väsamed has not realized any minimum royalties or other revenues from sales of CapnoProbe systems or sensors.

•	Recently, väsamed has received expressions of interest from several major pharmaceutical and medical device companies that can lead to sales of devices and sensors similar to those initially produced by väsamed for Nellcor.

•	CapnoProbe is an FDA cleared-to-market product that is currently classified by the FDA as being under recall. väsamed plans to re-establish the manufacturing line for producing CapnoProbe sensors and will submit its facility to FDA inspection with a view toward overturning the recall status for the product. To the Company’s knowledge, there is no direct competition for the CapnoProbe device. While other technologies provide similar information, väsamed’s technology is patent protected for use in the mouth, nose or throat and a variety of other tissue locations. A CPT code has not been obtained for the CapnoProbe device.

Patent Protection for väsamed Products is Broad

•

väsamed has developed and acquired technology and currently has more than 37 issued U.S. patents. Twenty-six of these US patents, along with numerous issued foreign patents, are directly related to the AcQtrac, SensiLase SPP, or CapnoProbe products and/or planned future enhancements. The company originally was founded in 1989 to develop minimally invasive blood monitoring systems but was re-organized in 2001 to convert its technology to non-invasive applications. Both internally developed and acquired technologies are being integrated into a single AcQtrac Product Family. The AcQtrac Product Family will provide easy-to-use diagnostic solutions through fast, reliable, and cost-effective measurement of Cardio Vascular parameters. These tests include cardiovascular monitoring (väsamed’s AcQtrac and proprietary Cardiac Amplifier Technology), tissue wellness (väsamed’s proprietary tissue carbon dioxide & blood flow diagnostics) and micro circulatory health (väsamed’s SensiLase SPP) with the quality typically reserved for hospital settings.

Sales & Distribution Strategy Relies on Partners in the Near Term

•	For the past several months, väsamed has been engaged in building a direct sales team to focus on the AcQtrac System in addition to the small team that supports SensiLase System sales. To date, a regional sales manager has been added in the eastern U.S. along with several clinical specialists in the Mid-West to train and work with customers in the use of our products.

•	In addition, focused, specialized distribution partners will be valuable to väsamed’s marketing strategy; key partners have been retained in Japan. The Company is continuing to identify partners who specialize in both PAD and CAD medical device sales. väsamed employees will support its distribution partners’ technical and field support needs in order to insure that väsamed maintains direct customer contact and maintains a high level of quality and service.

Sales Opportunity for väsamed Products is Exciting

•	The sales growth for AcQtrac going forward appears attractive. Based on an initial market potential of over $2 billion dollars, väsamed estimates that the AcQtrac system has a sales potential of more than $2 million for 2006. väsamed believes sales of this product have the potential to grow to the $45 million range by the end of 2010.

•

SensiLase SPP sales to the Peripheral Vascular markets by year-end 2006 are estimated to be approximately $4 million. väsamed believes that the SensiLase SPP product has the potential to become a $20 million OEM business by the end of 2010; this anticipates the successful introduction of a disposable component for use with the SensiLase hardware as well as the addition of at least one new measurement parameter that can be performed by the SensiLase System.

•	väsamed believes that the minimum royalties and sales growth for CapnoProbe Sublingual CO2 device realized under the Nellcor contract are far beneath the product’s potential. With the termination of the license, väsamed’s rights again include all uses for this technology. Accordingly, väsamed plans to incorporate this technology as a menu expansion item in its AcQtrac Product Family to support the anticipated sales growth of those products.

•	A strong marketing presence will be required to achieve this type of growth. väsamed’s marketing team is focused on defining its technology and clinical differentiators, recruiting luminaries in this field of medicine and communicating the additional clinical value that its technology will enable. väsamed has selected a group of clinicians to help promote väsamed’s product value and aid in the introduction of expanded applications of AcQtrac.

Market Potential for väsamed Products is Large & Growing

The market for noninvasive cardiovascular monitoring is a rapidly growing market primarily because of the emphasis placed on non-invasive, cost effective procedures as well as the increase in incidence of diseases that require this technology. The growth of this market is estimated to be roughly 20% per annum. The chart below shows the number of patients in the U.S. that would benefit from non-invasive cardiovascular technology. In most of these cases critical heart information would be used several times per year for managing conditions.

Disease State	US Patients	Annual Monitoring Procedures	Patient Total Annual Procedure
Congestive Heart Failure	5,000,000	4.0	20,000,000
Hypertension	50,000,000	0.5	25,000,000
Emergency Dept	20,000,000	1.0	20,000,000
Pacemaker	1,100,000	2.0	2,200,000
Dialysis	450,000	12	5,400,000

Total	76,550,000		72,600,000

väsamed’s most notable, direct competition for AcQtrac is the Cardiodynamics (NASDAQ: CDIC) line of products; Cardiodynamics finished 2004 with revenues of about $41M and claims to have penetrated just 3-5% of the market. There is a lot of room for growth within the existing markets and expansion into emerging markets.

The worldwide market potential for noninvasive cardiovascular monitoring has been previously calculated by Cardiodynamics to be $4 billion dollars. In väsamed’s opinion, the worldwide market potential includes patients seen in acute care, primary care and cardiology offices and is more reasonably estimated at $2 billion. Of that initial market focus, the electrode component (disposable) is approximately $500M. The AcQtrac Product Family as well as the expanded menu items of tissue wellness and micro circulatory assessment allows väsamed to believe that a $2 billion estimate of worldwide market potential is conservatively reasonable.

Sales Progress to date

Upon reorganization in 2001, väsamed had no commercial products and no sales revenues. Since then, väsamed has strategically re-built its organization and as of January 2006 has three products, two of which have been recently launched. väsamed received revenues in 2003, 2004 and for a portion of 2005 from Nellcor for CapnoProbe product purchased from väsamed and/or minimum royalty payments. väsamed’s direct product sales in 2004 and 2005 were due largely to sales of the old Vasamedics (pre-SensiLase) product line. With the introduction of the automated SensiLase SPP System, the sales of this product line grew to $1.2 million in 2005, and are expected to grow to more than $4 million in 2006. väsamed expects that the disposable components necessary to the implementation of AcQtrac will account for a significant share of the Company’s future revenues.

The väsamed Management Team is Experienced

President and CEO: Paulita LaPlante (Pfizer, American Medical Systems, Medical CV)

Chief Operating Officer, Vice President of Product Development: Victor Kimball (TSI Inc, Vasamedics)

Vice President Operations: Kent Winger (Boston Scientific Scimed)

Chief Technology Officer: Dan Bartnik (Unisys)

Chief Financial Officer, Vice President Finance and Administration: Wes Peterson (CIMA, CPI, Ernst & Young)

More information about väsamed is available through SEC form 10KSB

A copy of väsamed’s SEC form 10KSB for the year ended December 31, 2004 or SEC form 10QSB Q3 2005 is available on request or by visiting the Company’s website at www.vasamed.com. The form 10KSB for the year ended December 31, 2005 is being prepared and has not yet been filed with the SEC. The 10KSB 2004 and 10QSB Q3 2005 provides further information on the Company including a full description of its business, capitalization and financials. The Risk Factors from Form 10QSB for Q3 2005 are included herein for reference.

Forward Looking Statements and Risk Factors

Statements contained in this document related to potential market opportunity and future revenues are forward-looking statements, which by their nature involve substantial risks and uncertainties, and actual results may differ materially depending on a variety of factors, including those described below.

Successful Establishment of Distribution Channels. In order to achieve our 2006 sales revenues projections, we will need to establish distribution channels during the first quarter of 2006, for both the AcQtrac and SensiLase SPP products. If we fail to establish the necessary distribution channels on a timely basis, we are unlikely to achieve our 2006 sales revenues projections.

Successful Marketing of the Tissue Capnometry Technology.

Our approach to cardiovascular monitoring is intended to represent an important step in defining the next generation of cardiovascular monitoring principally due to the future inclusion of our tissue capnometry technology. Tissue capnometry enables the determination of tissue health and viability. We are developing applications of this tissue capnometry that are specifically relevant to cardiac function and we will use it to position our AcQtrac platform as one of the most effective cardiovascular platforms available. There can be no assurance that we will be able to develop our planned applications of tissue capnometry or that we will be able to successfully market these application enhancements to our AcQtrac product.

Successful Marketing of the SPP System for Wound Healing Management and AcQtrac for Hemodynamic Monitoring. We currently distribute the PV2000, SensiLase PAD 3000 System and the AcQtrac Cardiovascular Monitor through a combination of direct sales and dealer and distributor representatives. Dealer and distributor channels are under usual and customary contracts with us and as such, failure to perform is not immediately rectifiable. There can be no assurance that the product sales will meet our forecasted expectations in 2006 or beyond.

Need for Additional Financing (which has resulted in the report of our independent registered accounting firm on our 2004 financial statements containing an explanatory paragraph regarding our ability to continue as a going concern). The report of the independent registered public accounting firm on our 2004 financial statements contains an explanatory paragraph regarding our ability to continue as a going concern. We currently have limited revenue from operations that is supplemented in large part by equity infusions, loans and cash advances from Circle F, our largest stockholder. From March of 2000 through November 3, 2005, Circle F has provided $13,315,005 of capital to fund ongoing operations through a series of equity financings, bridge loans and cash advances. We received $2,800,000 in equity financings in the second and third quarters of 2005 and an additional $200,000 in October, 2005. We believe that will be able to raise additional equity investments and, if need be, Circle F will continue to advance sufficient funds to us to enable us to continue operations and product development in order for Circle F to obtain a return on its significant investment to date. However, there can be no assurance that Circle F will do so. There can be no assurance that we will be able to obtain sufficient product sales, royalty revenues, contract development fees from other sources and additional funding. If we are unable to obtain additional financing and revenues when needed, we will likely be forced to cease operations.

Regulatory Approvals. Our ability to market our current products and any products that we may develop in the future requires clearances or approvals from the FDA and other governmental agencies, including, in some instances, foreign and state agencies. The process for maintaining and obtaining necessary regulatory clearances and approvals can be expensive and time consuming. There can be no assurance that we will be able to maintain or obtain necessary regulatory approvals and clearances in the future.

OTC Bulletin Board. Our common stock is traded on the Over-The-Counter (“OTC”) Bulletin Board. Consequently, the liquidity of our common stock is impaired, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and coverage by security analysts and the news media, if any, of our company. As a result, prices for shares of our common stock may be lower than might otherwise prevail if our common stock was traded on NASDAQ or a national securities exchange.

Competition. Competition among medical device companies is intense and increasing. There can be no assurance that our competitors will not succeed in developing or marketing technologies and products that are more effective or less expensive than our products or that would render our products obsolete or non-competitive.

Key Employees. Our success is substantially dependent on the ability, experience and performance of our senior management and other key personnel, including, in particular, Paulita M. LaPlante, our President and Chief Executive Officer. We cannot guarantee that she will remain employed with us. If we lose one or more of the members of our senior management or other key employees, our business could suffer.

väsamed, the stylized väsamed logo, SensiLase, AcQtrac and CapnoProbe are trademarks of väsamed.